Filed Pursuant to Rule 433
Registration Nos. 333-168518 and 333-168518-03

$1,004,260,000	Hyundai Auto Receivables Trust 2011-C (HART 2011-C)
JOINT LEADS:	Citi (str), BNP, JPM, RBC
CO-MANAGERS:	HSBC, SMBC Nikko

Cls	$Size-mm	WAL	(M/F)	WIN	E.FIN	L.FIN	BNCH	YIELD	CPN	PRICE
A-1	230.000	0.30	P-1/F1+	1-7	5/12	10/12	IntL -6	0.34292%	.34292%	100.00%
A-2	315.000	1.10	Aaa/AAA	7-20	6/13	7/14	EDSF +11	0.627%	0.62%	99.99319%
A-3	270.000	2.25	Aaa/AAA	20-35	9/14	12/15	ISwaps +24	0.835%	0.83%	99.99209%
A-4	189.260	3.57	Aaa/AAA	35-49	11/15	02/18	ISwaps +45	1.311%	1.30%	99.97404%

NetRS Link	: http://www.netroadshow.com
Passcode	: HART11C
AVAILABLE	: Red, FWP, Intex CDI, NetRS
SETTLEMENT DATE	: 10/5/11
FIRST PAYMENT DATE	: November 15th, 2011
PRICING SPEED	: 1.30% ABS @ 5% Clean-up Call
OFFERING TYPE	: Public
BBERG TICKER	: HART 2011-C
ERISA ELIGIBLE	: Yes
Bill & Deliver	: Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.  Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.  Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities, supersedes any information contained in any prior similar materials relating to the securities. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the Securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities, until we have accepted your offer to purchase securities.